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December 29, 2004

FCStone Group, Inc.

2829 Westown Parkway, Suite 200

West Des Moines, Iowa 50266

Re:	Plan of Conversion

Ladies and Gentlemen:

You have asked our opinion as to certain U.S. federal income tax consequences of the restructuring (the “Restructuring”) of FCStone Group, Inc., an Iowa corporation operating on a cooperative basis (the “Company”), pursuant to proposed amendments to the Articles of Incorporation of the Company and a Plan of Conversion included as Appendix A to the Proxy Statement (together, the “Plan of Conversion”). Following the Plan of Conversion, the Company will no longer be organized and operating on a cooperative basis. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan of Conversion.

In formulating our opinion, we have examined the Plan of Conversion, the Registration Statement on Form S-4 of the Company and the Proxy Statement-Prospectus (the “Proxy Statement”) included therein that was filed with the Securities and Exchange Commission and will be delivered to the Company’s shareholders, and such other documents as we deem relevant for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Restructuring will be consummated in the manner contemplated by the Registration Statement and the Proxy Statement and in accordance with the provisions of the Plan of Conversion and none of the terms and conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Restructuring set forth in the Registration Statement, including the purposes of the parties for consummating the Restructuring, are true, accurate and complete; (iii) the representations made to us by the Company in connection with the Restructuring (in the form of an officer’s certificate dated as of the date hereof) and delivered to us for purposes of this opinion are, and as of the Effective Time, will be true, accurate and complete; (iv) no actions have been (or will be) taken that are inconsistent with any representation or other statement contained in the officer’s certificate; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the officer’s certificate, we have not independently verified any factual matters relating to the Restructuring in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion,

U.S. practice conducted through McDermott Will & Emery LLP.

227 West Monroe Street Chicago Illinois 60606-5096 Telephone: 312.372.2000 Facsimile: 312.984.7700    www.mwe.com

FCStone Group, Inc.

December 29, 2004

nothing has come to our attention that would lead us to believe that any of the facts, representations or other information on which we have relied in rendering our opinion is incorrect.

Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein, we are of the opinion that, for U.S. Federal income tax purposes, the Restructuring will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion relates solely to the U.S. Federal income tax consequences of the Restructuring, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law. This opinion does not apply to, and no opinion is expressed concerning, the tax consequences to any person who receives shares of new Company Common Stock in exchange for shares of Company common or preferred stock (or options thereon) received by such person as compensation for services or upon the exercise of stock options or rights received therefore.

This opinion is based on current U.S. federal income tax law and administrative practice in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, and is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise you as to any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP